Exhibit 99.1

Company contacts:
Steve Shattuck	Bob Blair
Public Relations	Investor Relations
949.672.7817	949.672.7834
steve.shattuck@wdc.com	robert.blair@wdc.com
FOR IMMEDIATE RELEASE:
WD® ANNOUNCES FISCAL Q2 REVENUE OF $2.6 BILLION WITH
NET INCOME OF $429 MILLION, OR $1.85 PER SHARE
Revenue Up 44 Percent, Hard Drive Shipments Up 39 Percent,
From Year-ago Quarter
LAKE FOREST, Calif. — Jan. 21, 2010 — Western Digital Corp. (NYSE: WDC) today reported revenue of $2.6 billion, hard drive shipments of 49.5 million units and net income of $429 million, or $1.85 per share, for its second fiscal quarter ended Jan. 1, 2010. In the year-ago quarter, the company reported revenue of $1.8 billion, hard drive shipments of 35.5 million units, and net income of $14 million. The year-ago net income included $113 million of restructuring charges.
     The company generated a record $557 million in cash from operations during the second quarter, ending with total cash and cash equivalents of $2.4 billion.
     “We are very pleased with WD’s strong financial performance in our second fiscal quarter,” said John Coyne, president and chief executive officer. “For the third consecutive quarter, we increased output in a supply constrained environment, providing strong support of our customers’ growth opportunities, primarily in the consumer segment but, notably, with some emerging strength in the commercial sector. Continued customer preference for WD products, our timely investments in capital, the support of our supply partners and outstanding execution

WD Announces Fiscal Q2 Revenue of $2.6 Billion With
Net Income of $429 Million, or $1.85 Per Share

by the WD team generated record revenue and profits. A moderate pricing environment, combined with our passionate focus on cost and efficiency, enabled gross margins of 26.2 percent—well above the high end of our model range.”
     The investment community conference call to discuss these results will be broadcast live over the Internet today at 2 p.m. Pacific/5 p.m. Eastern. The call will be accessible live and on an archived basis via the link below:

Audio Webcast:	www.westerndigital.com/investor
Click on “Conference Calls”

Telephone Replay:	800-925-0904 (toll-free)
+1-203-369-3093 (international)
About WD
     WD, one of the storage industry’s pioneers and long-time leaders, provides products and services for people and organizations that collect, manage and use digital information. The company designs and produces reliable, high-performance hard drives and solid state drives that keep users’ data accessible and secure from loss. Its advanced technologies are configured into applications for client and enterprise computing, embedded systems and consumer electronics, as well as its own consumer storage and media products.
     WD was founded in 1970. The company’s storage products are marketed to leading OEMs, systems manufacturers, selected resellers and retailers under the Western Digital® and WD brand names. Visit the Investor section of the company’s Web site (www.westerndigital.com) to access a variety of financial and investor information.

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Western Digital, WD, and the WD logo are registered trademarks of Western Digital Technologies, Inc. All other trademarks mentioned herein belong to their respective owners.

WESTERN DIGITAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions; unaudited)

	Jan. 1,	Jul. 3,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$2,435	$1,794
Accounts receivable, net	1,365	926
Inventories	453	376
Other	163	134

Total current assets	4,416	3,230
Property and equipment, net	1,696	1,584
Goodwill	139	139
Other intangible assets, net	83	89
Other assets	251	249

Total assets	$6,585	$5,291

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,507	$1,101
Accrued expenses	288	247
Accrued warranty	118	95
Current portion of long-term debt	94	82

Total current liabilities	2,007	1,525
Long-term debt	350	400
Other liabilities	237	174

Total liabilities	2,594	2,099
Shareholders’ equity	3,991	3,192

Total liabilities and shareholders’ equity	$6,585	$5,291

WESTERN DIGITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	Jan. 1,	Dec. 26,	Jan. 1,	Dec. 26,
	2010	2008	2010	2008
Revenue, net	$2,619	$1,823	$4,827	$3,933
Cost of revenue	1,932	1,533	3,626	3,219

Gross margin	687	290	1,201	714

Operating expenses:
Research and development	154	119	296	252
Selling, general and administrative	60	42	113	99
Restructuring	—	113	—	113

Total operating expenses	214	274	409	464

Operating income	473	16	792	250
Net interest and other	(2)	(9)	(4)	(13)

Income before income taxes	471	7	788	237
Income tax provision (benefit)	42	(7)	71	12

Net income	$429	$14	$717	$225

Income per common share:

Basic	$1.89	$0.06	$3.17	$1.01

Diluted	$1.85	$0.06	$3.10	$1.00

Common shares used in computing per share amounts:

Basic	227	222	226	222

Diluted	232	224	231	225

WESTERN DIGITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions; unaudited)

	Three Months Ended		Six Months Ended
	Jan. 1,	Dec. 26,	Jan. 1,	Dec. 26,
	2010	2008	2010	2008
Cash flows from operating activities
Net income	$429	$14	$717	$225
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	126	122	247	239
Stock-based compensation	13	11	27	21
Deferred income taxes	(5)	(7)	(5)	(7)
Loss on investments	—	6	—	9
Non-cash portion of restructuring	—	80	—	80
Changes in operating assets and liabilities	(6)	74	5	34

Net cash provided by operating activities	557	300	991	601

Cash flows from investing activities
Purchases of property and equipment	(199)	(140)	(375)	(302)
Sales and maturities of investments	3	—	3	1

Net cash used in investing activities	(196)	(140)	(372)	(301)

Cash flows from financing activities
Issuance of stock under employee stock plans, net	26	10	40	9
Increase (decrease) in excess tax benefits from employee stock plans	11	(4)	20	4
Repurchases of common stock	—	—	—	(36)
Repayment of long-term debt	(19)	(3)	(38)	(5)

Net cash provided by (used in) financing activities	18	3	22	(28)

Net increase in cash and cash equivalents	379	163	641	272
Cash and cash equivalents, beginning of period	2,056	1,213	1,794	1,104

Cash and cash equivalents, end of period	$2,435	$1,376	$2,435	$1,376